Exhibit 99.1

Intersect ENT Reports Preliminary Full Year 2019 Revenue

MENLO PARK, Calif.—(BUSINESS WIRE)—Jan. 13, 2020— Intersect ENT, Inc. (NASDAQ: XENT), a company transforming care for patients with ear, nose and throat conditions, today reported preliminary unaudited revenue for the full year ended December 31, 2019.

Full Year 2019 Preliminary Revenue

Preliminary unaudited revenue for the full year 2019 is expected to be approximately $109 million, in line with guidance given in midyear 2019. The expected 2019 revenue includes preliminary SINUVA® revenue of approximately $4.5 million for the full year 2019 with the remaining revenue comprised of sales of the PROPEL® family of products.

The full year 2019 revenue included in this release is preliminary and prior to the completion of review and audit procedures by Intersect ENT’s external auditors and is therefore subject to adjustment.

Intersect ENT expects to provide its full year 2019 financial results and further 2020 guidance during its fourth quarter 2019 earnings call in late February 2020.

2020 Revenue Outlook

The company forecasts full year 2020 revenue in the range of $115 to $119 million. On a quarterly basis, we expect revenue growth to build throughout the year.

About Intersect ENT®

Intersect ENT is dedicated to transforming ear, nose and throat care by providing innovative, clinically meaningful therapies to physicians and patients. The company’s steroid releasing implants are designed to provide mechanical spacing and deliver targeted therapy to the site of disease. In addition, Intersect ENT is continuing to expand its portfolio of products based on the company’s unique localized steroid releasing technology and is committed to broadening patient access to less invasive and more cost-effective care.

For additional information on the company or the products including risks and benefits, please visit www.IntersectENT.com. For more information about SINUVA, please visit www.SINUVA.com.

Intersect ENT®, PROPEL® and SINUVA® are registered trademarks of Intersect ENT, Inc.

Forward-Looking Statements

The preliminary unaudited results contained in this press release and the forecasts regarding Intersect ENT’s future performance are “forward-looking” statements. These forward-looking statements are based on Intersect ENT’s current expectations, inherently involve significant risks and uncertainties and are subject to quarter-end closing adjustments. These statements and risks include Intersect ENT’s view of preliminary full year 2019 revenue, including preliminary SINUVA revenue, and projections of full year 2020 revenue. Actual results could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties which are described in the company’s filings on

Form 10-K, Form 10-Q and the company’s other filings with the Securities and Exchange Commission (SEC) available at the SEC’s Internet site(www.sec.gov). Intersect ENT does not undertake any obligation to update forward-looking statements and expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein.

XENT-F

Intersect ENT, Inc.

Randy Meier, 650-641-2105

ir@intersectENT.com

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